            [BELL MICROPRODUCTS LOGO]


CONTACT:    Rob Damron
            Investor Relations Representative
            Bell Microproducts Inc.
            (414) 224-1668
            ir@bellmicro.com

FOR IMMEDIATE RELEASE


BELL MICROPRODUCTS TERMINATES TENDER OFFER FOR ITS CONVERTIBLE SUBORDINATED NOTES DUE 2024

January 19, 2007--Bell Microproducts Inc. (Nasdaq: BELM) (the "Company") today announced that it has terminated its previously announced tender offer to purchase any and all of its $109,850,000 outstanding 3 3/4 % Convertible Subordinated Notes, Series B due 2024 (the "Notes"). The tender offer expired at 9:00 a.m., New York City time, on January 18, 2007. All Notes tendered during the tender offer will be returned to their prior holders at no cost to the holders and no cash will be paid.

On December 13, 2006, the Company announced an offer to purchase any and all of the Notes at a purchase price equal to $1,000.00 per $1,000.00 of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased. After evaluating available options, the Company determined that termination of the tender offer was the most prudent course of action. Pursuant to the Offer to Purchase and the terms of the Company's previously announced consent solicitation for the Notes, it will be obligated to pay holders of the Notes their pro rata share of a special interest payment equal to 8.5% of the outstanding aggregate principal amount of the Notes. The Company believes it has access to sufficient resources to fund the special interest payment and its working capital requirements. In exchange for the special interest payment and an initial consent fee equal to 0.50% of the aggregate principal amount of the Notes, the Company received a permanent waiver of the SEC periodic reporting covenants and obligation to deliver such periodic reports to the trustee under the indenture.

ABOUT BELL MICROPRODUCTS

Bell Microproducts is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services.

An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world's largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company's SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

SAFE HARBOR STATEMENT

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which include the Company's expectations regarding its capital requirements, including the special interest payment to the holders of the Notes, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to the following factors:

     o the risk that additional sources of financing, if needed, will not be available on terms acceptable to the Company;

     o the ultimate outcome and timing of the Company's financial statement restatement process, including the stock option review;

     o risks arising from material weaknesses in the Company's internal control over financial reporting;

     o potential adverse effects to the Company's financial condition, results of operations or prospects as a result of any required adjustments to prior period financial statements, and the incurrence of costs related to the restatement and consent solicitation processes and the tender offer;

     o risks associated with the Company's inability to prepare and timely file financial statements;

     o potential adverse effects if there are additional adverse accounting-related developments;

     o potential adverse developments from enforcement actions that may be commenced by regulatory agencies, including delisting of the Company's common stock from the Nasdaq Global Market;

     o potential downgrades in the credit ratings of the Company's securities; and

     o risks associated with the Company's business operations as identified in its SEC filings.

Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.